EXHIBIT 23a

CONSENT OF INDEPENDENT AUDITORS






[Date]



The Board of Directors
Temecula Valley Bancorp Inc.
27710 Jefferson Avenue, Suite A100
Temecula, CA  92590

		We hereby consent, to the inclusion of our Independent Auditor's Report dated January 8, 2002 regarding the statements of financial condition of Temecula Valley Bank, N.A. as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity and cash flows of the years then ended, incorporated by reference in the Registration
Statements on Form S-8 of Temecula Valley Bancorp, Inc., relative to the 1997 Nonqualified Stock Option Plan (Directors) and the 1996 Incentive and Nonqualified Stock Option Plan
(Employees) of Temecula Valley Bank, N.A., filed with the
Securities and Exchange Commission.


/s/ VAVRINEK, TRINE, DAY & CO., LLP
Vavrinek, Trine, Day & Co., LLP



Laguna Hills, California
May 30, 2002
		0146-5\Ltr Consent Vavrinek to S-8.Emp\w